As filed with the Securities and Exchange Commission on December 16, 2010

Registration No. 333-142403

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NATIONAL COAL CORP.

(Exact name of registrant as specified in its charter)

Florida	65-0601272
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8915 George Williams Road

Knoxville, TN 37923

(865) 690-6900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Daniel Roling, Chief Executive Officer

National Coal Corp.

8915 George Williams Road

Knoxville, TN 37923

(865) 690-6900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

John J. McIlvery, Esq.

Stubbs Alderton & Markiles, LLP

15260 Ventura Boulevard, 20th Floor

Sherman Oaks, California 91403

(818) 444-4500

Approximate date of commencement of proposed sale to the public: Not Applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

The Registration Statement on Form S-3 (Registration No. 333-142403) (the “Registration Statement”) of National Coal Corp., a Florida corporation (“National Coal”), pertaining to the registration of an aggregate of 750,000 (as adjusted to reflect a reverse stock split) shares of common stock, par value $0.0001, of National Coal to which this Post-Effective Amendment No. 1 relates, was filed with the Securities Exchange Commission on April 27, 2007.

On December 15, 2010, the Registrant merged with and into Ranger Coal Holdings LLC, with Ranger Coal Holdings, LLC (“Merger Sub”) being the surviving corporation (the “Surviving Entity”) following the merger (the “Merger”) as a wholly-owned subsidiary of Ranger Energy Investments, LLC (“Ranger Energy”) pursuant to an Agreement and Plan of Merger dated as of September 27, 2010 by and among the Registrant, Ranger Energy and Merger Sub, as amended (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, each share of the Registrant’s common stock outstanding at the effective time of the Merger (the “Effective Time”) was converted into the right to receive $1.00 in cash. As a result of the Merger, the Registrant became a wholly-owned subsidiary of Ranger Energy.

As a result of the Merger, National Coal has terminated all offerings of securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by National Coal in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of the offering, National Coal removes from registration all securities registered under the Registration Statement that remain unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Knoxville, State of Tennessee, on December 16, 2010.

RANGER COAL HOLDINGS, LLC

By:	/s/ DANIEL A. ROLING
Daniel A. Roling, President and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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